EXHIBIT 99.1


 Faroudja to Acquire FOCUS Enhancements; Combination Will Create Leader in Video
                     Processing and Conversion Technologies

WILMINGTON, Mass. and SUNNYVALE, Calif.--(BUSINESS WIRE)--Oct. 5, 1999--Faroudja, Inc. (NASDAQ:FDJA) and FOCUS Enhancements, Inc. (NASDAQ:FCSE), announced today that they have signed a letter of intent for the merger of FOCUS into Faroudja. The companies have established a schedule that calls for completion of a definitive merger agreement by Thanksgiving.

Under the letter of intent, which is subject to completing due diligence, execution of a definitive merger agreement, and obtaining customary regulatory and stockholder approvals, each share of FOCUS common stock would be exchanged for .58 shares of Faroudja common stock or up to 14.2 million shares of Faroudja common stock.

Based on primary Faroudja and FOCUS shares outstanding at June 30, 1999, the existing Faroudja stockholders would own approximately 53% of the combined company and the existing FOCUS stockholders would own approximately 47%. The combined entity had total revenues of over $27 million in the twelve months ended June 30, 1999, on a pro forma basis.

"Combining these companies will create a much stronger company, from marketing, distribution, technology, and financial perspectives," stated Glenn Marschel, Jr., President and CEO of Faroudja. Mr. Marschel, who will lead the combined company, continued: "The combination will provide us with access to new markets and distribution channels and allow us to leverage our intellectual property across a much broader set of products, including products that augment televisions, internet appliances and personal computers.

"The new company will benefit from many synergies. Both companies are leaders in video processing technologies for different markets. Faroudja's emphasis is on transforming conventional video signals into film-like images for large screen home theater displays and translating standard television to HDTV for broadcasters. FOCUS specializes in products for displaying TV signals on personal computers and Apple Macintoshes(R) and computer signals on TVs. Each company provides a range of standalone box, board and proprietary chip solutions.

"In particular, what makes these companies such a natural fit is their shared commitment to developing and marketing highly integrated, high-performance application-specific integrated circuit (ASIC) solutions for the emerging digital video display and computer/television convergence markets. The combination of the Faroudja and FOCUS VLSI development capabilities will accelerate Faroudja's efforts to provide a broader selection of high value ASICs to high volume chip markets.

"Finally, consolidating the two companies presents opportunities for cost reduction and a more stable platform for growth and profitable operations. The combined company will continue to benefit from a strong balance sheet," Mr. Marschel concluded.

"We are very excited about merging the businesses and technologies of Faroudja and FOCUS," said Thomas Massie, Chairman and CEO of FOCUS. "Complementary technologies, product

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lines,  and strategies  will make the company  resulting from the combination of these two industry  leaders a formidable  competitor.  The combined  entity will
have  the  critical  mass  and  scale   necessary  to  serve   exciting   market
opportunities and further enhance shareholder value."

Faroudja, Inc. (NASDAQ:FDJA) is a world leader in high-performance video processing technologies for markets requiring superior image quality solutions. The Company provides innovative products for the HDTV broadcast, home theater, digital television and PC/TV convergence markets. Faroudja's technologies are protected by more than 60 patents. Faroudja has received numerous awards, including an Emmy award for Engineering Development and a Lifetime Achievement Emmy presented in June 1998 to its founder, Yves Faroudja.

FOCUS Enhancements, Inc. (NASDAQ:FCSE) is an industry leader in the development and marketing of advanced, proprietary video conversion ASICs for the rapidly converging, multi-billion dollar Internet, computer and television industries. The Company's technology, which is sold globally through Original Equipment Manufacturers (OEMs) and resellers, merges computer-generated graphics and television displays for Internet viewing, presentations, training, education, video teleconferencing, and home gaming markets. In addition, the Company is developing a family of products that will enable the current installed base of televisions, VCRs, and camcorders to remain functional in upcoming HDTV environments.

Statements about the proposed merger are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Some of the factors that could cause actual results of Faroudja, FOCUS or the entity resulting from their combination to differ materially from those in the forward-looking statements are: the failure of the companies to execute a definitive merger agreement or to consummate the merger; the ability of Faroudja to successfully integrate FOCUS' business and capitalize on the combined technologies and market opportunities; the availability of favorable tax treatment and accounting treatment for the merger; and those factors set forth in the companies various filings with the Securities and Exchange Commission.

CONTACT: FOCUS Enhancements, Inc.
Thomas L. Massie
(978) 988-5888
www.FOCUSinfo.com